Exhibit 99.3

BioNeutral terminates relationship with Vinfluence.

NEWARK, N.J., April 18, 2013 -/PR Newswire/- BioNeutral Group, Inc. (OTCBB: BONU) Mark Lowenthal, President and CEO of BioNeutral Group, Inc, a specialty life science technology based company announced today the termination of their relationship with Vinfluence Pty Ltd., an Australian entity which previously had widespread exclusive distribution rights to BioNeutral’s products, primarily in Asia and Australia as well has an option to obtain the same rights in Europe. This has been accomplished via a settlement agreement mutually entered into by the parties.

The settlement agreement provides for the termination of all agreements previously entered into with Vinfluence.  Vinfluence has agreed to return to BioNeutral an aggregate of 178,000 shares of Series B and D Preferred Stock which would have been convertible into 22,250,000 shares of our common stock.  BioNeutral agreed to issue 2,000,000 shares of its common stock to Vinfluence as part of the buyout.

 By terminating the Vinfluence agreements, BioNeutral believes that it can more actively pursue its commercial options in these geographic areas to a much greater extent.  In addition, the termination gives the Company increased control of its intellectual property both currently and in the future. It has also brought what we believe to be a successful resolution to a potentially long term international legal dispute.

At the same time, the Company has entered into a new distribution agreement with White Charger Ltd, an Australian entity, for a much more limited geographic area, primarily Australia, New Zealand, Indonesia, the Philippines, Cambodia, Vietnam, Thailand etc.

BioNeutral believes these two new agreements allow BioNeutral to more readily enter a new phase of its business development plan, i.e. a more active pursuit of a truly global business.  The details of both these agreements and the agreements themselves are available in the Company’s 8-K regarding this matter.

About BioNeutral Group, Inc.

Headquartered in Newark, New Jersey, BioNeutral Group, Inc., is a specialty technology-based life-science company that has developed a technology platform that neutralizes harmful environmental contaminants, toxins and dangerous micro-organisms including bacteria, viruses, mold, fungi and spores. BioNeutral's products, Ygiene™ and Ogiene™, kill germs and clean surfaces with a dramatic increase in speed and power over their rivals in the marketplace. BioNeutral's proprietary platform technology has been proven effective in surface, water and airborne applications. Its antimicrobial line of products under the Ygiene™ brand have been approved by the EPA for sale in the United States and has previously been approved for sale in Germany and it is also permitted to be sold in the UK, France and Sweden. Auto Neutral is a registered trademark of BioNeutral Group, Inc. For more information on BioNeutral, including a listing of company products, leadership and background please visit www.bioneutral.com.

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Forward-Looking Statements: This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those described in the Company's filings with the Securities and Exchange Commission. BioNeutral routinely tests its formulations against those of its competitors. The results are published to let shareholders know how the Company's technology compares with known formulations in the market place. Any product claim for antimicrobial activity requires approval from the EPA or FDA, depending upon where and how the formulations are used. The EPA has approved and registered the Company's data and findings specific to Ygiene-206. BioNeutral's antimicrobial formulations will be marketed under the brand name Ygiene® and are available for sale in the United States.

CONTACT: FOR THE COMPANY: Mark Lowenthal, CEO, BioNeutral Group, Inc.+1-973-577-8003